Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 2 on Form F-3 to the Registration Statement on Form F-1 (File No. 333-259706) and the related prospectus of ReNew Energy Global Plc for the registration of its Class A and C ordinary shares and its Warrants and to the incorporation by reference therein of our report dated July 25, 2022 with respect to the consolidated financial statements of ReNew Energy Global Plc included in its annual report on Form 20-F for the year ended March 31, 2022, filed with the Securities and Exchange Commission.

/s/ S. R. Batliboi & Co. LLP, Chartered Accountants

October 13, 2022